EXHIBIT 10(iii).16

BALDOR ELECTRIC COMPANY

STOCK UNIT AGREEMENT

This Agreement is entered into as of «DATE» (the “Agreement Date”), by and between BALDOR ELECTRIC COMPANY (the “Company”), and «OPTIONEE» (ID# «SS») (the “Employee”). This Agreement is based upon non-qualified stock options originally granted to the Employee on «ORIG DATE». Together they agree to the following.

WHEREAS, the Company established, and the shareholders of the Company approved, the Baldor Electric Company 2006 Equity Incentive Plan (the “Plan”) pursuant to which options, stock appreciation rights, restricted stock and Stock Units covering an aggregate of 3,000,000 shares of the Stock of the Company may be granted to employees of the Company and its subsidiaries;

WHEREAS, the Board of Directors of the Company, and the Administrator of the Plan appointed by the Board of Directors, has determined that the interests of the Company will be advanced by encouraging and enabling certain of its employees to own shares of the common stock of the Company, and that Employee is one of those employees;

NOW, THEREFORE, in consideration of services rendered and the mutual covenants herein contained, the parties agree as follows:

Section 1. Definitions

As used in this Agreement, the following terms shall have the following meanings:

A.	“Award” means the award provided for in Section 2.

B.	“Board of Directors” means the Board of Directors of the Company.

C.	“Change in Control” means:

(i) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(ii) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 35% or more of the total voting power of the stock of the Company;

(iii) A majority of the members of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Internal Revenue Code.

D. “Date of Award” means date granted by the Compensation Committee of the Company’s Board of Directors.

E. “Permanent Disability” means Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

F. “Retirement” means termination of employment with the Company and its Subsidiaries after attaining the age of 65.

G. “Stock” means the common stock of the Company.

H. “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the relevant date, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 2. Award

Subject to the terms of this Agreement, the Company hereby awards to the Employee «UNITS » Stock Units, effective as of the Date of Award. Each Stock Unit represents the obligation of the Company to transfer one share of Stock to Employee at the time provided in Section 5 of this Agreement, provided such Stock Unit is vested at such time.

Section 3. Bookkeeping Account

The Company shall record the number of Stock Units granted hereunder to a bookkeeping account for Employee (the “Stock Unit Account”). Employee’s Stock Unit Account shall be debited by the number of Stock Units, if any, forfeited in accordance with Section 4 and by the number of shares of Stock transferred to Employee in accordance with Section 5 with respect to such Stock Units. Employee’s Stock Unit Account also shall be adjusted from time to time for stock dividends, stock splits and other such transactions in accordance with Section 10.

Section 4. Vesting

Subject to the accelerated vesting provisions provided below, the Stock Units shall vest on the «EXERVEST» (the “Vesting Date”), if Employee remains employed by the Company through such date.

In the event Employee dies while employed, or terminates employment on account of his Permanent Disability or Retirement, all of the Stock Units granted pursuant to Section 2 shall be fully vested immediately. Stock Units also shall be fully vested upon the occurrence of a Change in Control.

In the event of the termination of employment of Employee with the Company for any other reason, all Stock Units that are not vested at the time of such termination of employment normally shall be forfeited. The Company, in its sole discretion, may consent to termination of employment and waive the forfeiture of Stock Units on account of termination of employment; but such a waiver of forfeiture shall neither accelerate nor defer the date on which shares are transferred pursuant to this Agreement.

Section 5. Distribution of Shares

Subject to the provisions below, shares of Stock equal to the number of Stock Units credited to the Stock Unit Account of Employee shall become distributable on the scheduled Vesting Date prescribed above (regardless of whether the shares vest earlier because of Retirement or waiver of the forfeiture).

Shares of Stock equal to the number of Stock Units credited to the Stock Unit Account of Employee shall become distributable upon termination of the employment of Employee on account of Permanent Disability.

Shares of Stock equal to the number of Stock Units credited to the Stock Unit Account of Employee also shall become distributable upon the occurrence of a Change in Control.

Such shares shall be distributed as soon as administratively feasible after the date prescribed above; but no later than the later of the end of the calendar year in which the specified date occurs or the 15th day of the third calendar month following such specified date.

At the time the shares of Stock are transferred to the Employee, the Company shall make a lump sum cash payment to the Employee in the amount of $ «CASH ». Such payment may be made by withholding the entire amount of such cash payment from wages and remitting such amount to the appropriate taxing authorities on behalf of the Employee.

Notwithstanding any other provision of this Agreement to the contrary, no shares of Stock shall be transferred to the Employee prior to the earliest date on which the Company’s federal income tax deduction for such payment is not precluded by Section 162(m) of the Internal Revenue Code. In the event any payment is delayed solely as a result of the preceding restriction, such payment shall be made as soon as administratively feasible following the first date as of which Section 162(m) of the Internal Revenue Code no longer precludes the deduction by the Company of such payment.

Section 6. Shareholder Rights

The Employee shall not have any of the rights of a shareholder of the Company with respect to Stock Units, such as the right to vote.

Section 7. Dividend Equivalents

Effective for record dates of dividends that occur after the Stock Units granted pursuant to this Agreement become vested in accordance with Section 4, the Company shall pay the Employee, as soon as practical after the Company pays a cash dividend to shareholders of Stock, an amount in cash equal to the amount per share of such cash dividend multiplied by the number of Stock Units credited to the Stock Unit Account of the Employee as of the record date of such dividend. The Company may withhold from such payment any applicable federal, state or local income or payroll tax.

Section 8. Death Benefits

In the event of the death of The Employee, as soon as practical after the death of the Employee, the Company shall transfer shares equal in number to the vested Stock Units, if any, credited to the Employee’s Stock Unit Account to The Employee’s Beneficiary or Beneficiaries.

The Employee may designate a Beneficiary or Beneficiaries (contingently, consecutively, or successively) of such death benefit and, from time to time, may change his or her designated Beneficiary. A Beneficiary may be a trust. A beneficiary designation shall be made in writing in a form prescribed by the Company and delivered to the Company while the Participant is alive. If there is no designated Beneficiary surviving at the death of a Participant, payment of any death benefit of the Participant shall be made to the persons and in the proportions which any death benefit under the Baldor Electric Company the Employees’ Profit Sharing and Savings Plan is or would be payable.

Section 9. Units Non-Transferable

Stock Units awarded hereunder shall not be transferable by the Employee. Except as may be required by the federal income tax withholding provisions of the Code or by the tax laws of any State, the interests of the Employee and his Beneficiaries under this Agreement are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by the Employee or a Beneficiary to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

Section 10. Adjustment in Certain Events

If there is any change in the Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, the number of Stock Units credited to the Employee’s Stock Unit Account shall be adjusted appropriately so that the number of Stock Units credited to the Employee’s Stock Unit Account after such an event shall equal the number of shares of Stock a shareholder would own after such an event if the shareholder, at the time such an event occurred, had owned shares of Stock equal to the number of Stock Units credited to the Employee’s Stock Unit Account immediately before such an event.

Section 11. Tax Withholding

The Company shall not be obligated to transfer any shares of Stock until the Employee pays to the Company or a Subsidiary in cash, or any other form of property, including Stock, acceptable to the Company, the amount required to be withheld from the wages of The Employee with respect to such shares. The Employee may elect to have such withholding satisfied by a reduction of the number of shares otherwise transferable under this Agreement at such time, such reduction to be calculated based on the closing market price of the Stock on the day the Employee gives written notice of such election to the Company.

Section 12. Source of Payment

Shares of Stock transferable to the Employee, or his Beneficiary, under this Agreement may be either Treasury shares, authorized but unissued shares, or any combination of such stock. The Company shall have no duties to segregate or set aside any assets to secure the Employee’s right to receive shares of Stock under this Agreement. The Employee shall not have any rights with respect to transfer of shares of Stock under this Agreement other than the unsecured right to receive shares of Stock from the Company.

Section 13. Amendment

This Agreement may be amended by mutual consent of the parties hereto by written agreement.

Section 14. Governing Law

This Agreement shall be construed and administered in accordance with the laws of the State of Missouri.

BALDOR ELECTRIC COMPANY	ATTEST:

John A. McFarland	Ronald E. Tucker
Chairman and CEO	President, CFO and Secretary

Employee’s Signature	Employee’s Printed Name

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